As filed with the Securities and Exchange Commission on August 23, 2006

                                                    Registration No. 333-
                                                                         -------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 ---------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                    VYTA CORP
                (FORMERLY KNOWN AS NANOPIERCE TECHNOLOGIES, INC.)
             (Exact name of registrant as specified in its charter)

                  NEVADA                              84-0992908
      (State or other jurisdiction of              (I.R.S. Employer
       incorporation or organization)             Identification No.)

                           370 17TH STREET, SUITE 3640
                             DENVER, COLORADO 80202
                                 (303) 592-1010
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              CONSULTING AGREEMENTS
                            (Full title of the Plan)

                                PAUL H. METZINGER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                    VYTA CORP
                           370 17TH STREET, SUITE 3640
                             DENVER, COLORADO 80202
                                 (303) 592-1010

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              With copies sent to:

                          ROBERT J. AHRENHOLZ, ESQUIRE
                           JOSHUA M. KERSTEIN, ESQUIRE
                                 KUTAK ROCK LLP
                       1801 CALIFORNIA STREET, SUITE 3100
                             DENVER, COLORADO 80202
                                 (303) 297-2400

                                     CALCULATION OF REGISTRATION FEE

========================================================================================================
      Title Of                      Amount        Proposed Maximum    Proposed Maximum      Amount of
     Securities                      To Be         Offering Price    Aggregate Offering    Registration
  To Be Registered               Registered (1)    Per Share (2)           Price              Fee (3)
--------------------------------------------------------------------------------------------------------
Common Stock, $.0001
par value per share                 200,000           $ 0.60             $ 120,000            $ 12.84

Common Stock, $.0001
par value per share issuable
upon exercise of warrants           500,000           $ 0.60             $ 300,000            $ 32.10

    TOTAL:                          700,000           $ 0.60             $ 420,000            $ 44.94
========================================================================================================

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement shall be deemed to cover or to proportionally reduce, as applicable, an indeterminate number of shares of common stock of the Registrant issuable in the event the number of shares of the Registrant is increased, or reduced, as applicable, by reason of any stock split, reverse stock split, stock dividend or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) promulgated under the Securities Act of 1933 based on the average of the closing bid and asked prices of the common stock on August 21, 2006, as reported on the OTC Bulletin Board.

(3) Registration fee calculations are based on the filing fee of $107.00 per $1,000,000 of securities registered.

                                EXPLANATORY NOTE

     This Registration Statement on Form S-8 registers for resale 700,000 shares of common stock, $.0001 par value per share ("Common Stock"), of Vyta Corp (formerly known as Nanopierce Technologies, Inc.) (the "Company") that the Company has agreed to issue under (i) the Consulting Agreement, effective as of June 1, 2006, between the Company and Edwin Buckham ("Buckham Consulting Agreement") and (ii) the Consulting Agreement, effective as of June 1, 2006, between the Company and Terry Allen (the "Allen Consulting Agreement" and, jointly, the "Consulting Agreements"). The Company's Board of Directors approved the Consulting Agreements on June 28, 2006.

     This Registration Statement includes a prospectus (the "Reoffer Prospectus") prepared pursuant to General Instruction C of Form S-8 and in accordance with Part I of Form S-3. The Reoffer Prospectus may be used for reofferings and resales on a continuous or delayed basis of an aggregate of 700,000 shares of Common Stock that have been issued to two consultants, Edwin Buckham and Terry Allen.

                                     PART I

                       INFORMATION REQUIRED IN THE SECTION
                                10(A) PROSPECTUS

ITEM  1.     PLAN  INFORMATION

Pursuant to the Buckham Consulting Agreement, the Company has retained Edwin Buckham to consult with the Company with respect to legislative and governmental issues. In consideration for his services, the Company has agreed to issue 140,000 shares of Common Stock and a warrant to purchase 500,000 shares of Common Stock to Mr. Buckham. The Buckham Consulting Agreement is for a term of one year and ends on June 1, 2007. For so long as the Company is not eligible to file a registration statement on Form S-3, the shares issued under the Buckham Consulting Agreement and resold under this Form S-8 will be subject to the volume restrictions contained in Rule 144(e) promulgated under the Securities Act of 1933, as amended. The Buckham Consulting Agreement is attached as Exhibit 4.1 to this Form S-8.

Pursuant to the Allen Consulting Agreement, the Company has retained Terry Allen to consult with the Company with respect to legislative and governmental issues. In consideration for his services, the Company has agreed to issue 60,000 shares of Common Stock to Mr. Allen. The Allen Consulting Agreement is for a term of one year and ends on June 1, 2007. For so long as the Company is not eligible to file a registration statement on Form S-3, the shares issued under the Allen Consulting Agreement and resold under this Form S-8 will be subject to the volume restrictions contained in Rule 144(e) promulgated under the Securities Act of 1933, as amended. The Allen Consulting Agreement is attached as Exhibit
4.2 to this Form S-8.

ITEM  2.     REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

The Company will provide, without charge, to each person to whom a copy of the
Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus). Requests should be directed to Paul H. Metzinger, President and Chief Executive Officer, Vyta Corp, 370 17th Street, Suite 3640, Denver, Colorado 80202. The Company's phone number is (303) 592-1010.

                                   PROSPECTUS

                                    VYTA CORP
                                    ---------
                           370 17th Street, Suite 3640
                             Denver, Colorado 80202


                        700,000 SHARES OF COMMON STOCK, INCLUDING:
                              -    200,000 SHARES CURRENTLY OUTSTANDING
                              -    500,000 SHARES ISSUABLE UPON EXERCISE OF
                                   WARRANTS



    THE SELLERS:    All of our common stock offered by this prospectus is
                    offered from time to time by the selling stockholders identified in this prospectus. These shares of common stock may be sold at fixed prices, prevailing market prices determined at the time of sale, varying prices determined at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders.

    MARKET FOR
    SECURITIES:     Our common stock is presently quoted on the over-the-counter bulletin board under the symbol "VYTC." Our common stock also is traded on the Berlin Stock Exchange, the Frankfurt
                    Stock Exchange, the Munich Stock Exchange and the Xetra
                    Stock Exchange. On August 21, 2006, the last reported sale price of our common stock on the over-the-counter bulletin board was $0.60 per share (rounded to the nearest penny).
                    See "DESCRIPTION OF COMMON STOCK-Common Stock."

    RISK FACTORS: INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is August 23, 2006.

                      TABLE OF CONTENTS

                                                          Page
FORWARD-LOOKING STATEMENTS. . . . . . . . . . . . . . . .   i
PROSPECTUS SUMMARY. . . . . . . . . . . . . . . . . . . .   1
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . .   3
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . .   9
DETERMINATION OF OFFERING PRICE . . . . . . . . . . . . .  10
THE COMPANY . . . . . . . . . . . . . . . . . . . . . . .  10
SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . .  20
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . .  21
DESCRIPTION OF COMMON STOCK . . . . . . . . . . . . . . .  23
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . .  24
MATERIAL CHANGES. . . . . . . . . . . . . . . . . . . . .  24
INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . .  25
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION . . . . . .  25
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . .  25
ADDITIONAL INFORMATION. . . . . . . . . . . . . . . . . .  26

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our company, including:

     - the rate of market development and acceptance of AgraStim(TM) (trademark pending) (formerly marketed as YBG-2000), a beta glucan feed additive, in the animal feed industry within which BioAgra, LLC is now concentrating its business activities;

     - the operations and potential profitability of BioAgra, LLC, a company in which we have only a 50% interest which holds the license for AgraStim;

     - the operations and potential profitability of ExypnoTech, Gmbh, a company in which we have only a 49% interest that is manufacturing and developing inlay components used in the manufacturing of, among other things, smart labels (often referred to as radio frequency identification tags);

     - the limited revenues and significant operating losses generated by us to date;

     - the possibility of significant ongoing capital requirements and our ability to secure financing as and when necessary;

     - BioAgra's ability to compete successfully with artificial antibiotic providers and other providers of feed additives;

     - our ability to retain the services of our key management, and to attract new members to the management team;

     - BioAgra's ability to maintain and protect the license for AgraStim held by BioAgra, LLC; and

     - our ability to obtain and retain appropriate patent, copyright and trademark protection of our intellectual properties and any of our products.

You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     The following summary highlights certain information contained throughout this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the securities offered by this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the risk factors.

THE  COMPANY

     GENERAL

     We were incorporated on June 22, 1996 as a Nevada corporation. Our corporate offices are located at 370 17th Street, Suite 3640, Denver, Colorado 80202, and our telephone number is (303) 592-1010. We maintain a website at www.vytacorp.com. Information on our website is not part of this prospectus and
----------------
you should not rely on it in deciding whether to invest in our common stock. When used in this prospectus, the terms "we," "our," "us," "our company," "the company" and similar expressions refer to Vyta Corp, and our subsidiaries, unless the context indicates otherwise.

     DESCRIPTION OF BUSINESS

     In 2004, we instituted steps to change our principal business from semiconductor technology to biotechnology. In August 2005, we purchased a 50% equity interest in BioAgra, LLC, a Georgia limited liability company ("BioAgra"). The remaining 50% was purchased by Xact Resources International and later assigned to Justin Holdings, Inc. BioAgra holds a license for the production of AgraStim(TM) (trademark pending) (formerly marketed as YBG-2000), a natural, all organic, non-toxic beta glucan feed additive used to replace artificial antibiotics which are currently in use in the animal feed industry. In early 2006, management of BioAgra decided to market YBG-2000 as AgraStim. The license, dated April 18, 2005, has a term expiring October 18, 2024. Under the license, BioAgra was granted the right and license to produce, process, make or otherwise manufacture and sell the licensed products in the United States. BioAgra plans to manufacture and market AgraStim, initially in the poultry industry. See "THE COMPANY."

     Prior to our acquisition of an interest in BioAgra, we were primarily involved in semiconductor technology. On February 26, 1998, we acquired the intellectual property rights related to our patented Particle Interconnect Technology (the "particle technology") from Particle Interconnect Corporation, a Colorado corporation, a wholly owned subsidiary of Intercell Corporation (now known as Intercell International Corporation), a Nevada corporation that was our affiliate at the time of the acquisition. We acquired the particle technology to pursue a more focused, strategic application and development of the particle technology. We were commercializing our particle technology as the NanoPierce Connection System ("NCS(TM)") and focused on providing the electronics industry with possible solutions to their "connection" problems. The company does not plan, at this time, to continue efforts to manufacture or develop products that utilize the company's particle technology. To date, the company has not successfully manufactured, marketed, sold products or licensed companies to manufacture, develop and market products using the company's particle technology. As described later in this prospectus, we continue to own a minority interest in ExypnoTech, Gmbh ("ExypnoTech"), a company that is manufacturing and developing inlay components used in the manufacturing of, among other things, smart labels (often referred to as radio frequency identification tags or "RFID").

     RECENT DEVELOPMENTS

     In connection with our change in business, we recently completed a corporate restructuring consisting of a private placement of a new series of convertible preferred stock, which also resulted in a change of who controls us, a reverse stock split of our common stock, a subsequent increase in our authorized capital, and we changed our name from NanoPierce Technologies, Inc. to Vyta Corp.

THE  OFFERING

     This prospectus may be used for the resale by the selling stockholders of up to 700,000 shares of our common stock, including:

     -     200,000 shares outstanding as of the date of this prospectus; and

     - 500,000 shares issuable upon the exercise of warrants owned by the stockholders identified later in this prospectus.

USE  OF  PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock offered by this prospectus. Some of the shares of common stock that are being offered by this prospectus are issuable upon exercise of warrants owned by the stockholders identified later in this prospectus. We will receive proceeds from the exercise of these warrants. See "USE OF PROCEEDS" for more information.

RISK  FACTORS

     Your investment in our common stock offered by this prospectus involves a high degree of risk. See "RISK FACTORS" beginning on page 3.

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus and the documents that are incorporated by reference into this prospectus. The risks discussed in this prospectus could materially adversely affect our business, financial condition and results of operations and cause the trading price of our common stock to decline significantly. If this occurs, you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES

     We expect that developing and marketing beta glucan for feed in the poultry industry will be expensive. We recently have incurred increased operating expenses without any increase in revenues. We reported a net loss of $997,616, $1,558,083 and $4,017,785 for our fiscal years ended June 30, 2005, 2004 and 2003, respectively, and a net loss of $1,362,257 for the nine-month period ended March 31, 2006.

WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN

     Our independent auditors' report on our consolidated financial statements as of June 30, 2005 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. As a result of this going concern modification in our auditor's report on our financial statements, we may have a difficult time obtaining significant additional financing. If we are unable to secure significant additional financing, we may be obligated to seek protection under the bankruptcy laws and our shareholders may lose their investment.

OUR JOINT VENTURE INVESTMENTS COULD BE ADVERSELY AFFECTED BY OUR LACK OF SOLE-DECISION-MAKING AUTHORITY, OUR RELIANCE ON CO-VENTURERS' FINANCIAL CONDITION AND DISPUTES BETWEEN OUR CO-VENTURERS AND US

     Our primary business is our 50% interest in BioAgra and our 49% interest in ExypnoTech. Investments in joint ventures may involve risks not present were a third party not involved, including the possibility that our co-venturer Justin Holdings, Inc. (as assignee of Xact Resources International which assigned its interest in BioAgra in February 2006) with respect to BioAgra and TagStar Systems, GmbH with respect to ExypnoTech (each of which an entity over which we have no control) might become bankrupt, fail to fund their share of required capital contributions or fail to perform their responsibilities under our agreements with them. Our co-venturers also may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to make decisions or to take actions that are contrary to our preferences, policies or objectives. We do not have sole-decision making control regarding either the BioAgra or the ExypnoTech joint ventures. With respect to BioAgra, in which we have a 50% interest, we have the potential risk of impasses on decisions, such as the use and enforcement of the license to produce AgraStim held by BioAgra or a sale of the joint venture, because neither we nor Justin Holdings, Inc. would have full control over the joint venture. In the ExypnoTech joint venture, in which we have a minority interest, decisions may be made or actions taken contrary to our objections. Disputes between us and our co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort exclusively on our business. Consequently, actions by or disputes with our co-venturers might result in subjecting properties owned by the joint ventures to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-venturers.

LICENSE TO AGRASTIM IS LIMITED

     BioAgra has a license agreement with Progressive Bioactives, Inc. for AgraStim. The license is limited in geographic area and function. Under the license, BioAgra was granted the right and license to produce, process, make or otherwise manufacture and sell the licensed products in the United States and holds a right of first refusal to build and operate any new plant intended to manufacture the licensed product in the United States. The license is also limited in function to the consumption of animal products, which limits BioAgra's ability to expand into new areas, such as the production of beta glucan for human consumption.

BIOAGRA MAY LOSE THE LICENSE TO AGRASTIM OR HAVE ITS RIGHTS UNDER THE LICENSE LIMITED IF IT FAILS TO SATISFY THE MINIMUM PRODUCTION STANDARDS REQUIRED BY THE LICENSE

     The license requires BioAgra to meet certain minimum production standards, which will begin on the first year anniversary after BioAgra produces its first successful batch of the licensed product, which yields a sufficient quantity of product made available for sale. If BioAgra fails to satisfy the minimum production standards provided in the license, BioAgra may lose its right of first refusal to build and operate any new manufacturing plants in the United States, and may be deemed in material breach of the license causing the licensor to terminate the license.

IF AGRASTIM DOES NOT SATISFY CERTAIN GOVERNMENTAL REGULATIONS, BIOAGRA MAY BE UNABLE TO OBTAIN REGULATORY APPROVAL OR MAY BE REQUIRED TO OBTAIN MULTIPLE LICENSES TO SELL AGRASTIM

     BioAgra is in the process of applying for a "generally recognized as safe" ("GRAS") designation from the U.S. Food and Drug Administration for the AgraStim beta glucan product to be produced by BioAgra. A GRAS designation would exempt AgraStim from the regulations of the U.S. Department of Agriculture and the U.S. Department of Agriculture and would permit the sale of AgriStim anywhere in the United States without obtaining a license. BioAgra believes that it will receive GRAS designation for AgraStim based, in part, upon the fact that the GRAS designation has been given to other products whose main ingredients are also based upon all organic, natural, non-toxic substances such as the yeast from which beta glucan is derived. If a GRAS designation is not obtained, AgraStim would be required to be sold as a food additive by obtaining a license to sell from each individual state in which sales would occur. At this time, BioAgra has applied and obtained licenses from the States of Georgia and North Carolina and is preparing licenses in other states. There is no assurance that BioAgra will be able to successfully obtain or maintain licenses in all states in which sales are expected to be made or that the costs of obtaining and maintaining these licenses will not limit BioAgra's ability to sell AgraStim.

OPERATIONS OF BIOAGRA MAY BE DELAYED OR COST MORE THAN WE ANTICIPATE

     It was previously anticipated that the plant would commence operations in January 2006, however operations did not commence until March 2006. There can be no assurances that there will not be further delays in operations, including the time before we are able to start operating on a full-scale capacity or that the average cost to operate the plant will not be higher than anticipated.

WE CANNOT GUARANTEE THE QUALITY, PERFORMANCE OR RELIABILITY OF BIOAGRA'S
PRODUCTS

     We have no prior experience in taking AgraStim or any other product to the manufacturing or production stage. We are relying upon the skill and experience of BioAgra's managers and our co-joint venturer to timely and cost effectively manufacture AgraStim. We expect that the customers of BioAgra will demand quality, performance and reliability. We cannot assure you that we or our co-joint venturer will be able to meet the quality control standards that may be established by the poultry industry within which we are currently concentrating our business activities. BioAgra intends to assure their customers that AgraStim will contain at least 80% pure beta glucan.

THERE MAY BE INSUFFICIENT DEMAND FOR AGRASTIM

     The market acceptance of fairly new products and technologies, including AgraStim, is subject to a number of factors, including the ability of the product to meet potential customers' needs more effectively or more efficiently than current products. Antibiotics and growth hormone supplements are widely used in animal, poultry and other feeds. BioAgra must convince their potential customers that their beta glucan product is safe and effective as a feed additive and can be manufactured efficiently and cost-effectively before the poultry industry or other animal producers will be willing to use their product rather than existing products such as antibiotics and growth hormone supplements. To create this consumer demand, BioAgra will have to successfully market and sell their product. Even after these efforts, their beta glucan product may not be viewed by consumers as an improvement over existing products and may not achieve commercial acceptance.

WE MAY BE UNABLE TO MEET OUR ONGOING NEEDS FOR ADDITIONAL CAPITAL

     We cannot accurately predict how much funding we will need to implement our strategic business plan or to continue operations. Our future capital requirements, the likelihood that we can obtain money, and the terms of any financing will be influenced by many different factors, including:

     -    our revenues and the revenues of our joint venture;

     -    the status of competing products in the marketplace;

     -    our performance in the marketplace;

     -    our overall financial condition;

     -    our business prospects;

     - the perception of our growth potential by the public, including potential lenders;

     - our ability to enter into joint venture or licensing relationships to achieve a market presence; and

     -    the progress of BioAgra in developing, marketing and selling AgraStim.

     If we cannot obtain adequate financing or if the terms on which we are able to acquire financing are unfavorable, our business and financial condition could be negatively affected. We may have to delay, scale back or eliminate some or all of our development and marketing programs, if any. We may also have to go to third parties to seek financing, and in exchange, we may have to give up rights to some of our technologies, patents, patent applications, potential products or other assets.

DEEMED DIVIDENDS RELATED TO THE BENEFICIAL CONVERSION FEATURE OF OUR OUTSTANDING CONVERTIBLE PREFERRED STOCK ADVERSELY AFFECTED EARNINGS FOR THE MARCH 2006 QUARTER AND MAY ADVERSELY AFFECT EARNINGS IN FUTURE PERIODS

     As part of the private placement transaction on January 17, 2006 described later in this prospectus, we issued convertible preferred stock. We calculated the effective conversion price of the convertible preferred stock, which was less than the closing price of our common stock on January 17, 2006. The difference between the effective conversion price of the convertible preferred stock and the closing price of our common stock on this date resulted in a beneficial conversion feature. We calculated this beneficial conversion feature at $1.5 million and it is included in the net loss available to common stockholders and the basic and diluted net loss per share calculation in the quarter ended March 31, 2006. The beneficial conversion feature may adversely affect earnings in the future.

WE MAY BE UNABLE TO HIRE AND RETAIN KEY PERSONNEL

     Our future success depends on our ability to attract qualified personnel. We may be unable to attract or retain these necessary personnel. If we fail to attract or retain skilled employees, or if a key employee fails to perform in his or her current position, we may be unable to bring AgraStim to the marketplace and to generate sufficient revenues to offset our operating costs.

WE MAY BE UNABLE TO OBTAIN AND RETAIN APPROPRIATE PATENT, COPYRIGHT AND TRADEMARK PROTECTION FOR OUR PRODUCTS OR MANUFACTURING PROCESS

     We protect our intellectual property rights through patents, trademarks, trade names, trade secrets and a variety of other measures. However, these measures may be inadequate to protect our intellectual property or other proprietary information.

     - TRADE SECRETS MAY BECOME KNOWN BY THIRD PARTIES. Our trade secrets or proprietary information may become known or be independently developed by competitors.

     - RIGHTS TO PATENTS AND TRADE SECRETS MAY BE INVALIDATED. Disputes may arise with third parties over the ownership of our intellectual property rights. Our patents may be invalidated, circumvented or challenged, and the rights granted under those patents that provide us with a competitive advantage may be nullified.

     - PROBLEMS WITH FUTURE PATENT APPLICATIONS. Our pending or future patent applications may not be approved, or the scope of the granted patent may be less than the coverage sought.

     - INFRINGEMENT CLAIMS BY THIRD PARTIES. Infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification may be asserted by third parties in the future. If any claims or actions are asserted against us, we can attempt to obtain a license for that third party's intellectual property rights. However, the third party may not provide a license under reasonable terms, or may not provide us with a license at all.

     -    THIRD PARTIES MAY DEVELOP SIMILAR PRODUCTS OR MANUFACTURING
          PROCESS. Competitors may develop similar products, duplicate our products or may design around the patents that are owned by us. Competitors may develop a similar manufacturing process, duplicate our manufacturing process or may design around any patents that are owned by us in relation to the manufacturing process.

     - LAWS IN OTHER COUNTRIES MAY INSUFFICIENTLY PROTECT INTELLECTUAL PROPERTY RIGHTS ABROAD. Foreign intellectual property laws may not adequately protect our intellectual property rights abroad. Our failure to protect these rights could adversely affect our business and financial condition.

     -    LITIGATION MAY BE REQUIRED TO PROTECT INTELLECTUAL PROPERTY
          RIGHTS. Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the rights of third parties or to defend against claims of infringement or invalidity by third parties. This litigation could be expensive, would divert resources and management's time from our sales and marketing efforts, and could have a materially adverse effect on our business, financial condition and results of operations and on our ability to enter into joint ventures or partnerships with others.

ECONOMIC FACTORS OUTSIDE OUR CONTROL MAY HAVE AN ADVERSE EFFECT ON BIOAGRA'S REVENUES AND OUR INCOME

     Our income may be impacted by economic factors that are beyond our control such as fluctuations in price of poultry feed, outbreaks of poultry diseases, and demand for poultry products. Because BioAgra's initial focus for AgraStim is the poultry industry, the poultry industry will be a significant component of their revenues. Rising poultry feed prices increase the production costs of commercial poultry producers, which may cause them to reduce production, and, in turn, could adversely impact BioAgra's revenues. An outbreak of disease, such as avian influenza, could result in increased government regulation of the poultry industry, a serious drop in demand for poultry products, and adverse publicity materially affecting the poultry industry for a significant period of time, which could adversely impact BioAgra's business, revenues, prospects, financial condition, and results of operation. In general, reduced demand for poultry products could adversely impact BioAgra's revenues and therefore our income.

THE MARKET FOR FEED ADDITIVES IS COMPETITIVE

     The feed additive market is competitive. BioAgra will compete with producers of artificial antibiotic and growth hormone products, many of which are large companies with vast resources allocated to the protection of brand recognition and market share of their products. BioAgra may also compete with companies producing beta glucan for other purposes, and companies that produce existing alternatives to antibiotic and growth hormone products, such as organic acids, plant extracts, and mannoproteins. BioAgra is disadvantaged competing against some of these competitors in several different areas, including:

     -     financial resources;

     -     manufacturing capabilities;

     -     diversity of revenue sources and business opportunities;

     -     personnel and human resources; and

     -     research and development capabilities.

Larger companies have long term advantages over BioAgra in research and new product development and have a greater ability to withstand periodic downturns in the feed additive market because they have diverse product lines that can provide revenue even when there is a downturn in the feed additive market.

IF BIOAGRA WAS UNABLE TO USE THEIR MANUFACTURING FACILITY, THEY MAY NOT BE ABLE TO MANUFACTURE AGRASTIM FOR AN EXTENDED PERIOD OF TIME

     BioAgra manufactures at a single location in Georgia with a single production line. Manufacturing products at a single site presents risks because a disaster, such as a fire or hurricane, may interrupt our manufacturing capability. In such an event, they will have to resort to alternative sources of manufacturing that could increase their costs as well as result in significant delays. Any increase in costs, slowdowns, or shutdowns could have a material adverse effect on our future business, financial condition and results of operations.

BIOAGRA'S USE OF A SINGLE MANUFACTURING FACILITY MAY RESTRICT THEIR ABILITY TO ATTRACT CUSTOMERS

     Poultry farms require a steady source of feed additives. BioAgra's use of a single manufacturing plant and a single production line may restrict their ability to attract large customers who require certainty in the production process. If BioAgra is successful, they expect to expand manufacturing operations, but there is no assurance that BioAgra will have the financial resources required to expand their production facilities.

MANUFACTURING CAPACITY RESTRAINTS AND LIMITED EXPERIENCE MAY HAVE AN ADVERSE EFFECT ON BIOAGRA

     BioAgra has limited manufacturing capacity and experience. We may encounter some difficulties, such as significant unexpected costs and delays, in scaling up the manufacturing operations of BioAgra to produce quantities required for us to achieve profitability. The failure to scale-up manufacturing operations in a timely and cost-effective way may adversely affect our income. We believe that BioAgra has adequate capacity to meet anticipated demand for 2006. However, in the event the demand for AgraStim rapidly increases or spikes in a certain period, BioAgra may not have the manufacturing ability to fulfill demand, either in their own facilities or through agreements with third parties. This lack of manufacturing capacity may materially affect BioAgra's and our reputation, prospects, revenue, income and results of operation.

REPLACING BIOAGRA'S SOLE SOURCE OF SUPPLIERS FOR KEY MATERIALS COULD RESULT IN UNEXPECTED DELAYS AND EXPENSES

     BioAgra obtains some key materials and services for AgraStim from sole source suppliers, primarily with respect to spent brewer's or baker's yeast.
All of these materials are commercially available elsewhere. If these materials or services were no longer available at a reasonable cost from existing suppliers, BioAgra would need to purchase substitute materials from new suppliers. If BioAgra needed to locate a new supplier, the substitute or replacement materials may need to be tested for equivalency. The process of locating a new supplier and any testing of materials, if necessary, may cause a delay in production of the product and may cause BioAgra to incur additional expense.

RISKS RELATING TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

THE OFFER AND SALE OF OUR SECURITIES BY CURRENT STOCKHOLDERS COULD CAUSE DILUTION OF EXISTING HOLDERS OF OUR COMMON STOCK AND COULD DECREASE THE PRICE OF OUR COMMON STOCK

     As described under "THE COMPANY-Corporate Restructuring," as a result of the private placement transaction with Arizcan Properties in January of 2006, we were required to file a selling shareholder registration statement, registering for resale a total of 17,092,184 additional shares of our common stock for additional selling stockholders in addition to those persons offering shares by this prospectus.
In addition, as a result of a private placement transaction we completed in January of 2004, we also have filed a selling shareholder registration statement, registering for resale a total of 1,230,000 shares of our common stock for additional selling stockholders in addition to those persons offering shares by this prospectus (together with the offering described in the previous sentence, the "concurrent offerings"). The market price of our common stock could be adversely affected by sales of substantial amounts of common stock in the public market as a result of this offering, the concurrent offerings, by the perception that those types of sales could occur, or by the fact or perception of events which would have a dilutive effect on the market for our common stock. As of August 21, 2006, we had 22,643,512 shares of our common stock outstanding, including shares of our common stock issued as described under "THE COMPANY."
If all of our outstanding options and warrants were exercised and all of our reserved shares of common stock were issued, we could have up to 29,995,271 shares of common stock outstanding. Future transactions with other investors could further depress the price of our common stock because of additional dilution. See "DESCRIPTION OF COMMON STOCK."

COMMON STOCK PRICE COULD BE AFFECTED BY THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR STOCK

     The market price of our common stock will be influenced by the ability of common stock holders to sell their stock. As of August 21, 2006, approximately 22,064,326 shares of our common stock were freely transferable and constitute the "float" in the public market for our common stock (including the shares of our common stock included in the concurrent offerings). If all of our outstanding options and warrants were exercised and all of our reserved shares were issued, the "float" for our common stock could increase to a total of 25,771,460 shares (including the shares of our common stock registered under the registration statement to which this prospectus relates and including the shares of our common stock included in the concurrent offerings). As of August 21, 2006, approximately 579,186 shares of our common stock were "restricted" or "control" securities within the meaning of Rule 144 under the Securities Act of 1933. These restricted securities cannot be sold unless they are registered under the Securities Act of 1933, or unless an exemption from registration is otherwise available, including the exemption that is contained in Rule 144. If all of our outstanding options and warrants were exercised and all of our reserved shares were issued, the number of "restricted" or "control" shares of our common stock could increase to a total of 4,223,811 shares (excluding the shares of our common stock registered under the registration statement to which this prospectus relates that would otherwise be restricted or control shares). WE COULD ISSUE PREFERRED STOCK THAT COULD ADVERSELY AFFECT THE RIGHTS OF OUR COMMON STOCKHOLDERS

     We are authorized to issue up to 5,000,000 shares of our preferred stock, $.0001 par value per share. Our articles of incorporation gives our board of directors the authority to issue preferred stock without approval of our common stockholders. We may issue preferred stock to finance our operations. We may authorize the issuance of our preferred stock in one or more series. In addition, we may set several of the terms of the preferred stock, including:

     -     dividend and liquidation preferences;

     -     voting rights;

     -     conversion privileges;

     -     redemption terms; and

     -     other privileges and rights of the shares of each authorized series.

     The issuance of large blocks of preferred stock could have a dilutive effect on our existing shareholders and it can negatively impact our existing stockholders' liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to third parties as a method of discouraging, delaying or preventing a change in control in our present management.

DEEMED DIVIDENDS RELATED TO THE BENEFICIAL CONVERSION FEATURE OF OUR OUTSTANDING CONVERTIBLE PREFERRED STOCK MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     The effective conversion price of the convertible preferred stock issued on January 17, 2006 was less than the closing price of our common stock on such date, which could negatively affect the price of our common stock. The market price of our common stock may be adversely affected by the fact that the effective conversion price is less than the market price of our common stock.

THE RESALE OF OUR COMMON STOCK BY YOU MAY BE LIMITED BECAUSE OF ITS LOW PRICE WHICH COULD MAKE IT MORE DIFFICULT FOR BROKER/DEALERS TO SELL OUR COMMON STOCK

     The Securities Enforcement and Penny Stock Reform Act of 1990, as amended, requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Regulations enacted by the SEC generally define a penny stock as an equity security that has a market price of less than $5.00 per share, subject to some exceptions. Unless an exception applies, a disclosure schedule explaining the penny stock market and the risks associated with investing in penny stocks must be delivered before any transaction in penny stock can occur.

     Our common stock is not a reported security and is currently subject to the SEC's "penny stock" rules and it is anticipated that trading in our common stock will continue to be subject to the penny stock rules for the foreseeable future.

     Until such time as our common stock meets an exception to the penny stock regulations cited above, trading in our securities is covered by Rule 15g-2 and Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under Rule 15g-2, before a broker/dealer can consummate a trade in penny stock, the broker/dealer must send an additional disclosure, receive a written acknowledgement of such disclosure from the purchaser of the penny stock, and wait two business days after the date the additional disclosure was sent. Under Rule 15g-9, broker/dealers who recommend penny stocks to persons who are not established customers or accredited investors must make a special determination in writing for the purchaser that the investment is suitable, and must also obtain the purchaser's written agreement to a transaction before the sale.

     The regulations could limit the ability of broker/dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market for so long as our common stock has a market price of less than $5.00 per share.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

                                USE OF PROCEEDS

     We will incur all of the costs associated with the registration of the shares of our common stock offered by this prospectus other than underwriting discounts and selling commissions, if any. See "PLAN OF DISTRIBUTION."

     The shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. Therefore, any proceeds from the sale of our common stock will be received by the related selling stockholders for their own account, and we will not receive any proceeds from the sale of our common stock offered by this prospectus.

     Assuming that all of the warrants that we issued to the selling stockholders described in "THE COMPANY" were exercised, we expect to receive an additional $455,000, substantially all of which we expect to use for general working capital purposes, including strategic acquisitions of technology or other businesses.

However, no assurance can be given that any of these warrants will be exercised, and we have identified no acquisitions or other business to be acquired as of the date of this prospectus.

                         DETERMINATION OF OFFERING PRICE

     The selling stockholders may sell all or a portion of their shares of our stock in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices. See "PLAN OF DISTRIBUTION."

                                   THE COMPANY

     We were incorporated on June 22, 1996 as a Nevada corporation. Our corporate offices are located at 370 17th Street, Suite 3640, Denver, Colorado 80202, and our telephone number is (303) 592-1010. We maintain a website at www.vytacorp.com, which is not incorporated in and is not a part of this
----------------
prospectus.

BUSINESS

     GENERAL

     In 2004, we instituted steps to change our business from semiconductor technology to biotechnology. In August 2005, we purchased a 50% equity interest in BioAgra, LLC, a Georgia limited liability company ("BioAgra") for approximately $905,000 in cash and a note payable of $595,000, which was paid in full on September 15, 2005. BioAgra is located in Hinesville, Georgia. The remaining 50% was purchased by Xact Resources International (now Justin Holdings, Inc. as a result of a subsequent assignment by Xact Resources) for the contribution of rights, a license, intellectual properties, purchase orders and similar items. BioAgra holds a license for the production of AgraStim, a natural, all organic, non-toxic beta glucan feed additive used to replace artificial antibiotics which are currently in use. The license is described in more detail later in this prospectus. BioAgra plans to initially manufacture, market and sell AgraStim in the poultry industry.

     We also continue to own a minority interest in ExypnoTech, Gmbh ("ExypnoTech"), a company that is manufacturing and developing inlay components used in the manufacturing of, among other things, smart labels (often referred to as radio frequency identification tags or "RFID"). ExypnoTech, in addition to the inlay components, plans to manufacture and sell other types of RFID components. In December 2003, ExypnoTech sold a controlling 51% interest in ExypnoTech to TagStar Systems, GmbH for $98,000 in cash. As a result of this sale, we have only a 49% interest in ExypnoTech and are entitled to 49% of any net income generated by ExypnoTech or any dividends paid and share 49% of any net losses.

     As a result of our acquisition of an interest in BioAgra, we have largely discontinued our involvement in semiconductor technology. On February 26, 1998, we acquired the intellectual property rights related to our patented Particle Interconnect Technology (the "particle technology") from Particle Interconnect Corporation, a Colorado corporation, a wholly owned subsidiary of Intercell Corporation (now known as Intercell International Corporation), a Nevada corporation that was our affiliate at the time of the acquisition. We acquired the particle technology to pursue a more focused, strategic application and development of the particle technology, subsequently referred to as the NanoPierce Connection System ("NCS(TM)"). NCS is an alternative method of providing temporary or permanent electrical connections between different flexible, rigid, metallic and non-metallic surfaces. Through the use of the particle technology, we can also attach semi-conductors directly to various surfaces. We have trademarked this process as WaferPierce(TM). We were commercializing our particle technology as NCS(TM) and focused on providing the electronics industry with possible solutions to their "connection" problems. At this time we do not plan to continue efforts to manufacture or develop products that utilize our particle technology. To date, we have not successfully manufactured, marketed, sold products or licensed companies to manufacture, develop and market products using our particle technology.

     As a result of our change in business, we have several inactive or discontinued subsidiaries and investments, including:

     - EXYPNOTECH, LLC ("ExypnoTech, LLC"). On June 18, 2004, we organized ExypnoTech, LLC for the purpose of marketing, primarily in the United States of America, the RFID components manufactured by ExypnoTech. ExypnoTech, LLC did not have active operations during the calendar year ended December 31, 2005.

     -    NANOPIERCE CARD TECHNOLOGIES, GMBH ("NanoPierce Card").
          Established in January 2000, NanoPierce Card was located in Hohenbrunn, Germany. NanoPierce Card was responsible for the marketing of the company's technology, services and products on an international basis. On April 1, 2003, NanoPierce Card filed for insolvency with the Courts of Munich, Germany. The insolvency was necessary in order to comply with specific German legal requirements. The company completed a plan of self-liquidation and the German court legally dissolved NanoPierce Card on June 8, 2004.

     - NANOPIERCE CONNECTION SYSTEMS, INC. ("NanoPierce Connection"). NanoPierce Connection, a Nevada corporation, was located in Colorado Springs, Colorado, USA. Beginning business in January 2002, NanoPierce Connection was the center for research and development activities. In September 2003, the company entered into a joint venture with Scimaxx, LLC in order to further the marketing of the services previously offered by NanoPierce Connection. During the fiscal year ended June 30, 2005, NanoPierce Connection had no operations.

     -    SCIMAXX SOLUTIONS, LLC ("Scimaxx Solutions"). On September 15,
          2003, the company entered into a joint venture with Scimaxx, LLC. In April 2005, Scimaxx Solutions ceased operations. The purpose of the joint venture was to provide the electronics industry with technical solutions to manufacturing problems based on the need for electrical connectivity. The company received a 50% interest in the joint venture in exchange for a contribution of the equipment owned by NanoPierce Connection. The company also granted Scimaxx Solutions a ten-year, non-exclusive, non-royalty bearing worldwide license to use the company's intellectual property. The company and Scimaxx, LLC have formally terminated Scimaxx Solutions, and the license has terminated.

     BIOAGRA

     Business Strategy

     Governments are currently urging or directing, and consumers are demanding, producers to remove artificial antibiotics from the human food chain supply to reduce the development in humans of increasingly powerful and virulent strains of antibiotic resistant bacteria, which makes treatment of illnesses and diseases more difficult and expensive. In addition, food service providers are demanding natural, organic, antibiotic-free foods.

     Animals in the cattle, poultry, swine and seafood industries are currently fed artificial antibiotics, in order to prevent the spread of bacterial and viral infections and steroids to promote growth. BioAgra holds a license for the production of AgraStim (formerly marketed as YBG-2000), a natural, all organic, non-toxic beta glucan feed additive used to replace artificial antibiotics that are currently in use. BioAgra is initially targeting customers in the poultry processing industry as an alternative to artificial antibiotics. BioAgra is initially targeting the poultry industry because of the size of the poultry industry inside and outside of the United States as described later in this section of the prospectus. AgraStim, in the poultry industry, is designed to enhance the avian immune system to fight bacterial and viral infections more effectively and efficiently, and to promote accelerated growth.

     Assuming BioAgra can successfully sell to the poultry producing industry, BioAgra intends to market and sell to other industries such as the swine and seafood processing industries. While BioAgra may switch markets or enter into new markets for AgraStim, BioAgra cannot guarantee that it will be successful or earn a profit in any market in which it enters.

     Background on AgraStim and Need for Alternatives to Antibiotics and Steroids

     AgraStim is a beta glucan feed additive produced from spent brewer's or baker's yeast. The additive is a combination of bioactive nutrients and B-glucans that are extracted from the cell walls of the yeast using steam injection and a centrifuging extraction process. The beta glucan additive is a natural, all organic, non-toxic product that has been shown by an independent test, the results of which were published in an article titled "The Influence of B-Glucan on Immune Responses in Broiler Chicks" (Immunopharmacology and Immunotoxicology, Volume 25, 2003 (Marcel Dekker)), to stimulate immune systems, thereby eliminating the usage of antibiotics and growth hormone supplements in animal, poultry and other feeds. AgraStim is designed to enhance the immune system and to promote accelerated growth.

     Antibiotics have been added to animal feed in an effort to produce healthier animals. Scientists, however, now believe that this practice may lead to unforeseen and unwanted effects. Some studies and articles indicate that the antibiotics that are contained in feeds may accumulate in the animal body and can cause harm to humans, including causing allergic and abnormal reactions.

     The excessive use of antibiotics in animal feed may convert some bacteria into antibiotic resistant strains of bacteria that can infect humans through the consumption of meat products. When a human becomes infected with a resistant strain of bacteria, it becomes difficult and expensive to treat due to the bacteria's resistance to antibiotics. The use of antibiotics in animal feed has already affected many countries in Europe, which have banned the use of certain antibiotics in animal feed. It is expected that the United States may also begin to ban or discourage the use of certain antibiotics in animal feed.

     Alternatives to antibiotics, including AgraStim are increasing in demand by animal farmers and other producers because they lack the drawbacks of antibiotics and other chemical compounds. AgraStim is a natural, all organic, non-toxic product that has been proven to stimulate immune systems, thereby eliminating the usage of antibiotics and growth hormone supplements in animal, poultry and other feeds. AgraStim is designed to enhance the immune system and to promote accelerated growth. AgraStim, we believe, can resolve the harmful effects of antibiotics that could be toxic to humans, and can produce safe and healthy animal foods that may be claimed as "drug-free."

     Poultry Industry

     The poultry industry has been initially targeted because of the size of the market inside and outside of the United States. Poultry is the largest worldwide source of protein food for human consumption. Poultry is depended upon by humans for eggs, meat and other products. In addition, poultry can be raised in small geographical areas. In the United States, approximately 8 billion chickens and 275 million turkeys are farmed for "broiler" production and processing each year. Each broiler chicken consumes approximately an average of 10 pounds of feed during its life of approximately 42 days for a total of approximately 40 million tons for all the broiler chickens in the United States. Each turkey consumes approximately 50 kilograms of feed for a total of 13.75 million tons of feed. In addition, there are approximately 450 million egg producing chickens grown in the United States each year, which consume approximately 60 kilograms of feed over a period of 1.5 years for a total of 27 million tons of feed.

     Manufacturing of AgraStim

     Raw Materials. Production of AgraStim requires spent brewer's or baker's yeast. Brewer's yeast is used in the production of alcoholic beverages. Currently, yeast and other raw materials utilized in the production of AgraStim are purchased from Biorigin in Brazil, South America pursuant to invoices documenting each separate purchase that will be consistent with BioAgra's production needs and such arrangements are not subject to any volume limitations or import restrictions. Arrangements are being made with additional commercial firms that purchase and distribute these types of yeast. We believe that there is an adequate supply of these raw materials for the foreseeable future for BioAgra's proposed activities. We intend to purchase these raw materials from any other available worldwide suppliers that provide us with a cost efficient source of high quality raw materials that permit us to produce AgraStim that is at least 80% pure beta glucan.

     Production Plant. BioAgra's production plant is located at 103 Technology Drive, Hinesville, Georgia 31313. BioAgra has leased the facility from the Liberty County Industrial Authority pursuant to an Industrial Lease Agreement, dated March 1, 2005 for a period of 120 calendar months at a price of $12,000 per month. At the expiration of the lease term BioAgra has the option to purchase the leased premises (real estate and improvement) for $500,000. The facility is approximately 30,000 square feet which consists of both office space and a production area and is also expected to include a research and development laboratory. The production area has enough space to hold three separate production lines in its current configuration, although as of this date, we only have the equipment for a single production line. The facility is located on approximately 7.29 acres.

     The plant commenced operations in March of 2006. It is anticipated that the plant will go through a shakedown period in which we will begin to evaluate and understand the controls and efficiencies of the plant. During the quarter ended June 30, 2006, we began operating at full-scale capacity. The average cost for production and operations of the plant on a month-to-month basis is expected to be approximately $200,000.

     Production Process. In manufacturing AgraStim, the cell walls of the bakers or brewers yeast is exposed to high temperatures using steam injection. The mixture is then separated into solid and liquid portions by a centrifuge, and the liquid portion is discarded. The solid portion is thoroughly washed with water and then exposed to elevated temperatures using stream injection, thereby extracting a residue. The residue is separated again into solid and liquid portions by a centrifuge and the liquid portion is discarded. Finally, the solid portion is thoroughly washed with water and the residue is spray dried, which results in the AgraStim product.

     Pure AgraStim is a concentrate in which many animal farmers or producers will not have the ability to mix with the feed in the required proportions. Therefore, BioAgra expects to produce specialized pre-mixes and mixes containing AgraStim and vitamins and/or mannoproteins. Mannoproteins are purified from the yeast during the manufacturing process. This will enable BioAgra to sell to a broader array of customers.

     Employees. BioAgra hired five production employees for a two-shift production cycle between May and June of 2006.

     Marketing and Distribution

     BioAgra intends to initially market AgraStim and other AgraStim products to the poultry industry. BioAgra is initially targeting their efforts inside the United States in the State of Georgia and the surrounding four-state area in which the vast majority of poultry producers in the United States are located. BioAgra is developing marketing plans and strategies for AgraStim. The initial marketing strategy is to penetrate the poultry producing industry by utilizing existing industry distributors or direct sales on a national and international basis. BioAgra has begun to market its presence in the industry by attendance at various poultry related conventions and expects to continue to be represented at future conventions. BioAgra has begun to make contact with potential customers, though no formal agreements have been signed.

     Customers

     BioAgra is in the initial stages of marketing and contacting potential customers for the purchase of AgraStim. Initial customers are expected to be poultry producers located in the United States and abroad. BioAgra is targeting a broad range of customers consisting of both small and large poultry producers both nationally and internationally to avoid dependency on one or a small number of customers. BioAgra currently has no formal commitments from producers to purchase AgraStim.

     Management

     Managers and Officers. BioAgra is a manager-managed Georgia limited liability company. The managers and officers of BioAgra are as follows:

                  NAME                            POSITION
                  ----                            --------
          Neal Bartoletta (59)          Manager, President and Chief
                                        Executive Officer

          Paul H. Metzinger (66)        Manager and Executive Vice
                                        President

          Kristi J. Kampmann (33)       Chief Financial Officer, Secretary

     Biographical Information. The following is the biographical information of the managers and officers of BioAgra:

     Neal Bartoletta. Mr. Bartoletta has served as the President and a Manager of BioAgra since December 2004. From 1980 to 1991, Mr. Bartoletta served as the President of Bart Warehousing Corp in South Kearny, New Jersey; and from 1978 to 1999, as the President of N.J. Bart Corp, Elizabeth, New Jersey. From 1998 to present he has served as the President of Xact Resource International, Inc. of Boca Raton, Florida. In 2006, Mr. Bartoletta was appointed the President of Justin Holdings, Inc. of Boca Raton, Florida. Justin Holdings, Inc. is the owner of the other 50% equity interest in BioAgra. Mr. Bartoletta is a graduate of the Academy of Advanced Traffic.

     Paul H. Metzinger. Mr. Metzinger was President and Chief Executive Officer of the company from February 26, 1998 to May 6, 1998 and has served in that same capacity from December 1, 1998 to present. He has been a director of the company since February 26, 1998. He has served as a Manager and Vice President of BioAgra since August 2005. He served as the General Manager of NanoPierce Card from January 2000 to June 2003. In addition, he served as the President, Chief Executive Officer and a Director of Intercell International Corporation from June 1996 to October 2003 and from September 30, 2004 to March 16, 2005.
In March 2005, Intercell International Corporation filed for protection under Chapter 11 of the United States Bankruptcy Code. Prior to becoming a director and officer of the company and Intercell International Corporation, Mr. Metzinger served as Intercell's General Counsel and practiced securities law in Denver, Colorado for over 32 years. Mr. Metzinger received his J.D. in 1967 from Creighton University Law School and his L.L.M. from Georgetown University in 1969.

     Kristi J. Kampmann. Ms. Kampmann was appointed the Chief Financial Officer of the company on October 15, 1999. Ms. Kampmann has been Secretary of the company since February 1998. Ms. Kampmann has served as the Chief Financial Officer of BioAgra since August 2005. Ms. Kampmann has served as a manager of ExypnoTech, LLC since June 2004. She has served as the Chief Financial Officer of Intercell International Corporation since October 1, 2003 and as Secretary of Intercell International Corporation since July 28, 1999. In March 2005, Intercell International Corporation filed for protection under Chapter 11 of the
United States Bankruptcy Code.   Since June 1997, she has been the
administrative assistant to the Chief Executive Officer and Chief Financial Officer; in addition, during the same period she served in the same capacity to the Chief Executive Officer of Intercell. From April 1996 to June 1997, she served as a paralegal and administrative assistant for Paul H. Metzinger, P.C. Ms. Kampmann received an MBA from the University of Colorado, Denver in December 2001. Ms. Kampmann graduated from the Denver Paralegal Institute in 1996 and received a B.A. from the University of Minnesota in Morris in 1995, majoring in Political Science with a minor in Business Management.

     Joint Venture Partner

     As described elsewhere in this prospectus, we own a 50% interest in BioAgra. The remaining 50% of BioAgra is owned by Justin Holdings, Inc., a Florida corporation. Justin Holdings, Inc. is a holding company that currently has no other investments and no other substantial business activities other its ownership interest in BioAgra. All of the outstanding capital stock of Justin Holdings, Inc. is owned by Neal Bartoletta, who also is the sole officer and director of Justin Holdings, Inc. and holds the positions in BioAgra set forth above under the heading "-Management." Justin Holdings, Inc. acquired a 50% ownership interest in BioAgra as the result of the assignment by Xact Resources of its membership interest in BioAgra in February of 2006.

     EXYPNOTECH

     ExypnoTech is involved in manufacturing and developing inlay components used in the manufacturing of, among other things, smart labels (often referred to as radio frequency identification tags or "RFID").

     RFID Components. RFID components are used to identify objects, by short-range radio over a few millimeters to distances as great as a meter. RFID inlays consist of a small transponder chip bonded onto a metal foil antenna on an exceptionally thin and small plastic or paper sheet. NCS or Ultrasonic bonding can be used to provide the connection between the transponder chip and the antenna. In addition, NCS can be used to connect the chip to the chip module in contact smart cards or the chip module to the antenna in the case of contactless smart cards. There are many different applications for RFID components, but the application being focused on by ExypnoTech is smart labels. ExypnoTech currently offers RFID components using a method of ultrasonic bonding originally developed by us.

     Raw Materials. Production of RFID components requires computer chips, antennas and laminates. ExypnoTech current obtains its supply of chips from Phillips, Infineon and other suppliers and its antennas and laminates from many sources.

     Production Process. The production process for a smart label is a form of "welding" at the molecular level, bonding a chip to the antenna using ultrasonic energy and applying the assembled circuitry into laminates printed with customer designed information. A continuous feed high speed die bonder extracts a chip from the wafer, flips the chip, applies a high speed non-conductive adhesive to the antenna contact pads, which are fed into the die bonder on a tape, presses the chip down onto the antenna pads. Customers can then print designated information to the laminate enveloping the assembled circuitry.

     Distribution Methods. Smart labels will be sold directly by ExypnoTech and through selected industry distributors and partners.

     Customers. There are a wide range of potential customers for RFID components. ExypnoTech has two recent customer contracts in the gaming and transportation industry.

     Management. The managers of ExypnoTech are Bernhard Maier, Michael Kober and Peter Hahn.

RESEARCH  AND  DEVELOPMENT

     The company anticipates that a substantial level of research and development activities will occur at BioAgra. The expected activities include testing AgraStim for quality control and the development of new products. BioAgra expects to build an extensive research and development laboratory at its main facility and has adequate space at the facility to build such a laboratory. The laboratory is currently in the design stages. The research and development laboratory is expected to be funded by BioAgra.

     The company's research and development activities were formerly conducted through NanoPierce Connection, with additional activities occurring at ExypnoTech. During the last year, minimal research and development activities were conducted at Scimaxx Solutions. For the fiscal years ended June 30, 2005 and June 30, 2004, the company incurred $0 and $41,849, respectively, in research and development expenses.

COMPETITION

     BioAgra. Competition for beta glucan products in the market targeted by BioAgra is currently limited. The United States and many other countries in the world are in the process of eliminating or plan to eliminate the usage of antibiotics in the feed of animals in the human food chain supply. There are a limited number of alternatives to antibiotics. Such alternatives include organic acids, plant extracts (ex. oregano oil), and mannoproteins. These alternatives have not experienced a great success rate to date.

     Other potential competitors include those already producing beta glucan for human consumption. This type of "purified" beta glucan is considered too expensive to use in markets other than for direct human consumption. Other competitors are those producing beta glucan with a 60% or less purity level for the markets addressed by BioAgra. Based upon data provided to the company, beta glucan having less than 80% purity is not effective in the markets chosen by BioAgra. BioAgra intends to produce beta glucan with at least 80% purity and expects to make representations as to this percentage to its customers.

     Competition will also consist of established producers of artificial antibiotic growth promotion products. These are large companies with vast resources allocated to the protection of the brand recognition and market share of their products. Success will require people switching from the artificial antibiotic growth products to AgraStim.

     We are also aware of one company, Fibona Health Products GmbH, that is promoting yeast beta glucan products in Europe and the United Kingdom. We do not believe their products will compete with AgraStim.

     ExypnoTech. Competition in the electronic connector market is fierce. The principal competitive factors are product quality, performance, price and service. The company and its licensees face competition from well-established firms with other interconnect technologies. We will face competition from the development of existing and future competing technologies. There currently exists approximately 28 different technologies that can be used to create interconnect solutions, including dendrite crystals, gold dot technology, anisotropic technology (technologies using materials whose behavior differs in the up/down and left/right directions), elastomerics (rubber-like synthetic materials) and Z-axis conductive adhesives. These technologies currently are produced by materials and chemical suppliers, flexible and rigid printed circuit board manufacturers, as well as electronics manufacturers who produce their own materials and interconnect systems.

INTELLECTUAL  PROPERTY

     AGRASTIM LICENSE

     BioAgra holds a license for the production of AgraStim, which is a natural beta glucan feed additive used to replace artificial antibiotics currently in use. Under the license, BioAgra was granted the right and license to produce, process, make or otherwise manufacture and sell the licensed beta glucan product for consumption by animal livestock in the United States and has the right of first refusal to build and operate any new plant in the United States intended to manufacture the licensed product. The license also grants BioAgra the right to use any other technologies or information held by the licensor necessary to manufacture and sell the licensed product, and to use certain trademarks of the licensor in marketing and promotional materials. The licensor will further provide BioAgra with specific services, such as a basic engineering package and support and training for the start-up of the initial and any new manufacturing plants.

     For each manufacturing plant, including the initial plant, BioAgra pays a flat license fee of $100,000. BioAgra also pays a royalty fee of 7.5% of gross sales on a quarterly basis, and pays the taxes, tariffs and fees, except income taxes, imposed on the licensor as a result of the royalty fee received by the licensor.

     The license, dated April 18, 2005, has a term expiring October 18, 2024, and may be terminated prior to expiration by mutual consent, for an uncured material breach of the license, or for a change in control of BioAgra. Under the license, BioAgra must build a production plant that, within 10 months of April 18, 2005, is capable of producing a specified amount of the licensed product. The production plant commenced operations and the current status of the plant is described under the section "THE COMPANY-Business-BioAgra-Manufacturing of AgraStim-Production Plant." BioAgra must also meet certain minimum production standards, which will begin on the first year anniversary after BioAgra produces its first successful batch of the licensed product, which yields a sufficient quantity of product made available for sale. If BioAgra fails to satisfy the minimum production standards for a certain period of time, BioAgra will lose the right of first refusal for new manufacturing plants in the United States, and may be deemed to be in material breach of the license.

     THE NCS(TM) TECHNOLOGY

     NCS(TM) is a method where metallized, hard, microscopic particles are deposited onto one of two contact surfaces, through electrolytic or electro-less plating methods or other methods. When the two surfaces are pressed together, the conductive particles penetrate the second contact surface and create an electrical connection. Bonding of the contact surfaces can be achieved using non-conductive adhesives or ultrasonic welding.

     NCS can be used with many different substrates (flexible, rigid, metallic and non-metallic), allowing NCS to replace more conventional methods of making electrical contacts, such as soldering, spring-loading, pin-in-hole connections and conventional "flip chip" attachment. In addition, NCS can be used to form either temporary or permanent connections.

     NCS provides advantages to potential users among which are; lower costs through the usage of less expensive materials; the elimination of manufacturing steps; improved thermal and electrical properties; elimination of special environments for application; decreased production time; easy integration into existing production lines; increased design miniaturization; adaptability for specific applications and RF (radio frequency) performance.

     The company has extended NCS to permit the direct attachment of semiconductor chips to a substrate, a process called WaferPierce(TM). WaferPierce is comprised of two parts: (1) the electroless application of NCS to the contact pads of chips while still in wafer form; and (2) a proprietary chip attachment process in which chips are bonded to a substrate face down using the core NCS method.

     OTHER INTELLECTUAL PROPERTY

     The company currently holds 13 patents with the U.S. Patent and Trademark Office. Further, the company has filed several patent applications both in the United States and internationally in order to continue to protect its intellectual property. To reduce expenses, during the fiscal years ended June 30, 2005 and 2004, the company abandoned several of its patent applications. The company also holds several trademarks with the U.S. Patent and Trademark Office, in connection with the company's former name, logo and services.

GOVERNMENT REGULATION

     The company believes that it is in compliance with all federal and state laws and regulations governing its limited operations. Further, the company believes that it is in compliance with all German laws and regulations governing its limited operations in Germany. Compliance with federal and state environmental laws and regulations did not have a material effect on the company's capital expenditures, earnings or competitive position during the fiscal year ended June 30, 2005 or the nine months ended March 31, 2006.

     BioAgra has applied for a "generally recognized as safe" ("GRAS") designation from the U.S. Food and Drug Administration for the AgraStim beta glucan product to be produced by BioAgra. A GRAS designation would exempt AgraStim from the regulations of the U.S. Department of Agriculture and the U.S. Department of Agriculture and would permit the sale of AgriStim anywhere in the United States without obtaining a license. BioAgra believes that it will receive GRAS designation for AgraStim based, in part, upon the fact that the GRAS designation has been given to other products whose main ingredients are also based upon all organic, natural, non-toxic substances such as the yeast from which beta glucan is derived. If a GRAS designation is not obtained, AgraStim would be required to be sold as a food additive by obtaining a license to sell from each individual state in which sales would occur. At this time, Bioagra has applied and obtained licenses from the States of Georgia and North Carolina and is preparing licenses in other states. There is no assurance that BioAgra will be able to successfully obtain or maintain licenses in all states in which sales are expected to be made or that the costs of obtaining and maintaining these licenses will not limit BioAgra's ability to sell AgraStim.

EMPLOYEES

     On March 31, 2006, the company and its subsidiaries had three employees. Mr. Metzinger and Ms. Kampmann, key officers of the company and the only two key employees of the company, have signed employment agreements with the company. None of the company's employees are represented by a labor union or are subject to a collective bargaining agreement. The company believes that its relations with its employees are excellent.

PROPERTIES

     The company's corporate headquarters are located at 370 17th Street, Suite 3640, Denver, Colorado 80202. The company moved into its current office space on June 27, 2001 and has a 5-year lease on the property, expiring in September 2006. The base rent is $4,850 per month for the remaining term of the lease, plus certain occupancy costs.

     NanoPierce Connection was located at 4180 Center Park Drive, Colorado Springs, Colorado 80916. NanoPierce Connection had a 3-year lease on the property, which expired in March 2006. As of March 2006, we had no further obligation under this lease.

LEGAL PROCEEDINGS

     HARVEST COURT LITIGATION

     In connection with a financing obtained in October 2000, the company filed various actions in the United States District Court for the District of Colorado against, among others, Harvest Court, LLC, Southridge Capital Investments, LLC, Daniel Pickett, Patricia Singer and Thomson Kernaghan, Ltd. for violations of federal and state securities laws, conspiracy, aiding and abetting and common law fraud among other claims. As a result of various procedural rulings, in January 2002, the United States District Court for the District of Colorado transferred the case to the United States District Court for the Southern District of New York, New York City, New York.

     In this litigation, Harvest Court, LLC filed counterclaims against the company, Mr. Metzinger, Ms. Kampmann, Dr. Neuhaus, Dr. Shaw and a number of unrelated third parties. The counterclaims allege violations of federal securities laws and other laws. Harvest Court, LLC is seeking various forms of relief including compensatory and punitive damages. Responsive pleadings have been filed and the litigation is currently in the discovery stage.

     In May 2001, Harvest Court, LLC filed suit against the company in the Supreme Court of the State of New York, County of New York. The suit alleges that the company breached an October 20, 2000 Stock Purchase Agreement, by not issuing 370,945 free trading shares of the company's common stock in connection with the reset provisions of the Purchase Agreement due on the second reset date and approximately 227,265 shares due in connection with the third reset date. Harvest Court, LLC is seeking the delivery of such shares or damages in the alternative. In August 2001, the Supreme Court of the State of New York, County of New York issued a preliminary injunction ordering the company to reserve and not transfer the shares allegedly due to Harvest Court, LLC. In February 2006, in connection with the reverse stock split of our common stock of the company described elsewhere in this prospectus, the Supreme Court of the State of New York, County of New York issued an injunction ordering the company to reserve 3.7% of the company's issued and outstanding common stock (832,290 shares at February 13, 2006). The company has set aside these shares. The company has filed counterclaims seeking various forms of relief against Harvest Court, LLC.

     DEPOSITORY TRUST LAWSUIT

     In May 2004, the company filed suit against the Depository Trust and Clearing Corporation ("DTCC"), the Depository Trust Company ("DTC"), and the National Securities Clearing Corporation ("NSCC") in the Second Judicial District Court of the County of Washoe, State of Nevada. The suit alleges multiple claims under the Nevada Revised Statutes 90.570, 90.580, 90.660 and 598A.060 and on other legal bases. The complaint alleges, among other things, that the DTCC, DTC and NSCC acted in concert to operate the "Stock Borrow Program," originally created to address short term delivery failures by sellers of securities in the stock market. According to the complaint, the DTCC, NSCC and DTC conspired to maintain significant open fail deliver positions of millions of shares of the company's common stock for extended periods of time by using the Stock Borrow Program to cover these open and unsettled positions. The company was seeking damages in the amount of $25,000,000 and treble damages. On April 27, 2005, the court granted a motion to dismiss the lawsuit. The company has filed an appeal to overturn the motion to dismiss the lawsuit.

     The company intends to vigorously prosecute all litigation and does not believe the outcome of the litigation will have a material adverse effect on the financial condition, results of operations or liquidity of the company.
However, it is too early at this time to determine the ultimate outcome of these matters.

     OTHER LITIGATION

     Other than the above mentioned lawsuits, to the knowledge of the management of the company, there are no material legal proceedings pending or threatened (other than routine litigation incidental to business) to which the company (or any officer, director, affiliate of beneficial owner of more than 5% of the company's voting securities) is party, or to which property of the company is subject.

2004 PRIVATE PLACEMENT

     In January of 2004, we sold 1,000,000 units for a total of $2,000,000 to accredited investors in a private placement transaction exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933. Each unit consists of:

     -    one share of our common stock;

     - a warrant to purchase one share of our common stock at an exercise price of $2.00 per share (the "$2.00 investor warrants"); and

     - a warrant to purchase two shares of our common stock at an exercise price of $2.50 per share (the "$5.00 investor warrants").

     On November 16, 2004, we voluntarily reduced the exercise price of the $5.00 investor warrants to $3.00 per share (the "$3.00 investor warrants"). On August 12, 2005, we voluntarily reduced the exercise price of certain of the $3.00 investor warrants to $1.00 per share (the "$1.00 re-priced investor warrants"). On August 12, 2005, we also voluntarily reduced the exercise price of certain of the $2.00 warrants to $1.00 per share (also the "$1.00 re-priced investor warrants"). All of the these warrants will expire on January 20, 2009 unless exercised earlier.

CORPORATE RESTRUCTURING

     In connection with our change in business described above, we recently completed a corporate restructuring consisting of a private placement of a new series of convertible preferred stock, which also resulted in a change of who controls us, a reverse stock split of our common stock, a subsequent increase in our authorized capital, and a we changed our name from NanoPierce Technologies, Inc. to Vyta Corp.

     PRIVATE PLACEMENT

     On January 17, 2006, in a private placement transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act of 1933"), pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder, we issued to Arizcan Properties, Ltd. a total of 200,000 shares of our newly designated series A convertible preferred stock, par value $0.0001 per share (the "series A preferred stock") for a purchase price of $1,500,000. For purposes of acquiring the shares of our series A preferred stock, Arizcan Properties paid us $400,000 in cash and executed and delivered an unsecured promissory note bearing interest at 7% for the remaining $1,100,000 payable on or before one year from the date the series A preferred stock was
issued.   As of May 2006, the note receivable was paid in full.  Arizcan
Properties is wholly owned by Triumphant Partners, LLC, a Colorado limited liability company, that is owned by Stan Richards.

     Each share of series A preferred stock is convertible into 1,500 shares of our common stock, votes as a single class with our common stock, and each share is entitled to 1,200 votes. As a result of this private placement,

Arizcan Properties acquired approximately 55% of our voting power. Arizcan Properties converted all of the shares of series A preferred stock into 15,000,000 shares of our common stock on February 2, 2006 (the number of shares of our common stock issued upon conversion of each share of series A preferred stock was adjusted downward from 1,500 to 75 as a result of the reverse split described below) and, as a result, holds approximately 51% of our voting power on a fully diluted basis.

     REVERSE SPLIT

     On January 31, 2006, we effected a reverse stock split of our common stock, whereby each twenty (20) shares of our common stock, either issued and outstanding or held as treasury stock was reclassified and changed into one (1) fully-paid and non-assessable share of our common stock. Our authorized capital with respect to our common stock was reduced in like manner from 200,000,000 shares to 10,000,000 shares. Our authorized capital with respect to our preferred stock remained unchanged at 5,000,000 shares. No fractional shares were issued as a result of the reverse split, and any fractional share interests were rounded up to the nearest whole share. The reverse split was approved by our board of directors without shareholder approval in accordance with the requirements of Nevada law.

     INCREASE OF AUTHORIZED CAPITAL

     On January 31, 2006 following the reverse split, our authorized capital with respect to our common stock was increased from 10,000,000 shares to 200,000,000 shares. Our authorized capital with respect to our preferred stock remained unchanged. The increase to our authorized capital was recommended by our board of directors to our shareholders for approval and the shareholders representing at least a majority of the voting power of the company approved the increase to our authorized capital by written consent in lieu of a special meeting in accordance with the requirements of Nevada law.

     NAME CHANGE

     Concurrently with the increase to our authorized capital, we changed our name from NanoPierce Technologies, Inc. to Vyta Corp. The name change was approved by the shareholders in the same manner as the increase to our authorized capital. As a result of the name change, our trading symbol changed to "VYTC."

                              SELLING STOCKHOLDERS

     We are registering the shares of our common stock offered for resale by this prospectus in order to satisfy our obligations to the selling stockholders named below in connection with consulting agreements that we entered into with each selling stockholder in June of 2006.

      The shares of our common stock offered by this prospectus are being sold for the account of the selling stockholders identified in the following table. For the last three years, to our knowledge, none of the selling stockholders have held any position, office or have other material relationship with us, our predecessors or our affiliates. The information in the following table and footnotes is based solely on information furnished to us by the selling stockholders on or prior to the date of this prospectus. However, any or all of the common stock listed below may be offered for sale with this prospectus by the selling stockholders from time to time. Accordingly, no estimate can be given as to the amount of our common stock that will be held by the selling stockholders upon consummation of any sales. In addition, the selling stockholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their securities since the date this information was last provided to us. The information in the following table for each selling stockholder includes:

          (a)  the name and address of the selling stockholder;

          (b) the number of shares of our common stock currently beneficially owned by the selling stockholder and the percentage that those shares of our common stock represent of all of our outstanding common stock as of August 21, 2006 (on a fully-diluted basis);

          (c) the number of shares of our common stock offered by the selling stockholder; and

          (d) the amount and, if 1% or more, the percentage of shares of our common stock that will be beneficially owned by the selling stockholder after completion of the offering, assuming the sale of all of the shares of our common stock as shown in (c) above.

     The persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Except as indicated below, each selling stockholder has indicated to us that it is neither a broker-dealer nor is affiliated with a broker-dealer. The selling stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

           (a)                      (b)                   (c)             (d)
                             AMOUNT OF COMMON                          AMOUNT OF
                            STOCK/PERCENTAGE OF                       COMMON STOCK
   NAME AND ADDRESS OF       OUR COMMON STOCK      AMOUNT OF COMMON   OWNED AFTER
   SELLING STOCKHOLDER     OWNED BEFORE OFFERING     STOCK OFFERED    OFFERING(1)
Edwin Buckham
5948 White Flint Drive
Frederick, MD 21702-2338     640,000(2) / 2.13%         640,000            0

Terry Allen
10414 Ashcroft Way
Fairfax, VA 22032                60,000 / *             60,000             0


------------------------
* Less than 1%.
(1) Assumes that all of the shares of our common stock issued pursuant to the consulting agreements with Edwin Buckham and Terry Allen, including those issued upon the exercise of warrants, are sold by the selling stockholders. There is no assurance that the selling stockholders will exercise all or any of their warrants or that they will sell any or all of their shares offered by this prospectus.
(2) Assumes the exercise of all of the warrants currently held by the named selling stockholder that were received by such selling stockholder pursuant to the consulting agreement between him and us.

     Any selling stockholder may from time to time sell under this prospectus any or all of the shares of common stock owned by him; provided, however, that the amount of securities to be reoffered or resold by means of this prospectus by each selling stockholder, and any other person with whom such selling stockholder is acting in concert for the purpose of selling securities of our company, may not exceed, during any three-month period, the amount specified in Rule 144(e) promulgated under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

     We are registering the shares of our common stock offered for resale by this prospectus in order to satisfy our obligations to the selling stockholders named in "SELLING STOCKHOLDERS" in connection with consulting agreements that we entered into with each selling stockholder in June of 2006.

     Until such time as our company is eligible to file a registration statement on Form S-3, no selling stockholder may sell under this prospectus more than the number of shares which he could sell in any three-month period pursuant to Rule 144(e) promulgated under the Securities Act of 1933. Rule 144(e) stipulates that the maximum number of securities that a selling stockholder may sell within any three-month period cannot exceed the greater of (i) 1% of the then outstanding shares of common stock of our company, or (ii) the average weekly reported trading volume of our shares of common stock on the public market during the four calendar weeks immediately preceding the date on which notice of the sale under Rule 144 is filed with the SEC.

     Subject to the foregoing limitation, the selling stockholders may, from time to time, use this prospectus to sell all or a portion of the shares of our common stock offered by this prospectus. These sales and transfers of our common stock may be effected from time to time in one or more transactions on the over-the-counter bulletin board, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means.

     These transfers or sales may occur directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders and/or from purchasers of the common stock for whom they may act as agent. Any or all of the shares of common stock may be sold or transferred from time to time by means of:

     - a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by that broker or dealer for its account based on this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     -    the writing of options on the common stock;

     - pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, under those arrangements;

     -    gifts, donations and contributions; and

     -    any other legally available means.

     To the extent required by the Securities Act of 1933, the number of shares of common stock to be sold or transferred, the purchase price, the name of any agent, broker, dealer or underwriter and any applicable discounts or commissions and any other required information with respect to a particular offer will be shown in an accompanying prospectus supplement or post-effective amendment.

     In the event of the transfer by any selling stockholder of shares of our common stock offered by this prospectus to any pledge, donee or other transferee, we will supplement or amend this prospectus (as required by the Securities Act of 1933) and the registration statement of which this prospectus forms a part in order to have the pledge, donee or other transferee included as a selling stockholder.

     We have agreed to keep the registration statement to which this prospectus forms a part effective until the earlier of the date on which all registered shares have been sold and the date all shares may be sold without volume limitations under Rule 144(k).

     If necessary to comply with state securities laws, the common stock will be sold only through registered or licensed brokers or dealers. In addition, the common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any discounts, concessions and commissions received by those brokers, dealers, agents or underwriters and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     No underwriter, broker, dealer or agent has been engaged by us or, to our knowledge, any of the selling stockholders, in connection with the distribution of the common stock.

     We and the selling stockholders will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distributors and we, under certain circumstances, may be a distribution participant, under Regulation M.

     The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of our common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares of our common stock. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares of our common stock covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares of our common stock while the distribution is taking place.

     Any common stock covered by this prospectus which also qualify for sale based on Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than based on this prospectus. There is no assurance that the selling stockholders identified in this prospectus will sell any or all of the common stock. The selling stockholders may transfer, devise or gift common stock by other means not described in this prospectus. We will pay all of the expenses incident to the registration of the common stock, other than underwriting discounts and selling commissions, if any. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of that common stock less any of these discounts or commissions.

                           DESCRIPTION OF COMMON STOCK

GENERAL

     Our authorized capital stock consists of 200,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share. As of August 21, 2006 we had 22,643,512 shares of common stock and no shares of preferred stock issued and outstanding (as a result of the conversion of the outstanding shares of our series A preferred stock to common stock in February 2006 described in "THE COMPANY-Corporate Restructuring"). We have outstanding warrants, options, and convertible privileges which, if exercised, would total 7,219,469 shares of common stock. We have also reserved 832,290 shares of our common stock in connection with our ongoing litigation with Harvest Court, LLC, which litigation is described under the section of "THE COMPANY-Legal Proceedings-Harvest Court Litigation." Overall, we would have a total of 29,995,271 shares of common stock issued and outstanding if all of our outstanding warrants and options were exercised and all of our reserved shares of common stock were issued.

COMMON  STOCK

     Each share of our common stock is entitled to one vote on each matter submitted to a vote of the stockholders and is equal to each other share of our common stock with respect to voting, liquidation and dividend rights. Holders of our common stock are entitled to receive the dividends, if any, as may be declared by our board of directors out of assets legally available therefor and to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to preferred stockholders. Holders of our common stock have no conversion rights and are not entitled to any preemptive or subscription rights. Our common stock is not subject to redemption or any further calls or assessments. Our common stock does not have cumulative voting rights in the election of directors.

DIVIDEND  POLICY

     While there currently are no restrictions prohibiting us from paying dividends to our stockholders, we have not paid any cash dividends on our common stock in the past and we do not anticipate paying any dividends in the foreseeable future. Earnings, if any, are expected to be retained to fund our future operations. There can be no assurance that we will pay dividends at any time in the future.

TRADING  OF  OUR  COMMON  STOCK

     Our common stock presently is quoted on the over-the-counter bulletin board maintained by the National Association of Securities Dealers, Inc. under the symbol "VYTC." Our common stock also is traded on the Berlin Stock Exchange, the Frankfurt Stock Exchange, the Munich Stock Exchange and the Xetra Stock Exchange under the symbols indicated in the table below:

          FOREIGN EXCHANGE          TRADING SYMBOL
          ------------------------  --------------
          Berlin Stock Exchange     NPI1.BE
          Frankfurt Stock Exchange  NPI1.F
          Munich Stock Exchange     NPI1.MU
          Xetra Stock Exchange      NPI1.DE

TRANSFER  AGENT

     The transfer agent for our common stock is Corporate Stock Transfer, Inc., 3200 South Cherry Creek Drive, Suite 430, Denver, Colorado 80209.

ANTI-TAKEOVER  PROVISIONS  OF  CHARTER  PROVISIONS

     One of the effects of the existence of authorized but unissued shares of our common stock or preferred stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the company and thereby protect the continuity of or entrench our management, which may adversely affect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal was not in the best interests of the company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. See "RISK FACTORS-We could issue preferred stock that could adversely affect the rights of our common stockholders."

                                    EXPERTS

     Our consolidated financial statements incorporated herein by reference into this prospectus have been so incorporated in reliance on the report of GHP Horwath, P.C., an independent registered public accounting firm ("GHP"), which describes an uncertainty related to our ability to continue as a going concern, given upon their authority as an expert in auditing and accounting.

     With respect to the unaudited financial information incorporated herein by reference into this prospectus, GHP has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States). However, as stated in their separate reports included in our quarterly reports that are incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their reports on such information should be restricted. GHP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement to which this prospectus forms a part prepared or certified by GHP within the meaning of
Section 7 and 11 of the 1933 Act.

                                MATERIAL CHANGES

     There have been no material changes to the affairs of our Company since June 30, 2005 which have not previously been described in a Quarterly Report on Form 10-QSB or a Current Report on Form 8-K.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference into this prospectus, which means that the information is disclosed to investors by referring investors to those documents. The information incorporated by reference is considered to be part of this prospectus and the information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference into this prospectus the documents listed below:

     - Our prospectus dated July 18, 2006 filed with the SEC pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended, relating to Post-Effective Amendment No. 2 to our Registration Statement on Form SB-2, filed with the SEC on June 30, 2006 (Registration No. 333-113071);

     - our Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2005, December 31, 2005 and March 31, 2006, filed with the SEC on November 21, 2005, February 21, 2006, and May 22, 2006, respectively (File No. 33-19598-D); and

     - our Current Reports on Form 8-K, filed with the SEC on October 7, 2005, January 19, 2006, and January 31, 2006 (File No. 33-19598-D).

     In addition, all documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

     Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with the SEC rules. Copies of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus may be obtained by contacting the SEC as described under the section "ADDITIONAL INFORMATION" or by contacting Vyta Corp at the following address and telephone number: Paul H. Metzinger, President and Chief Executive Officer, Vyta Corp, 370 17th Street, Suite 3640, Denver, Colorado 80202, (303) 592-1010.

                  DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

     The General Corporation Law of the State of Nevada and our articles of incorporation provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our articles of incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in compliance with this act, file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be inspected and copied at the public reference room facilities maintained by the SEC in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. The SEC's telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants like the company that file electronically with the SEC at the following Internet address: (http://www.sec.gov). The SEC's
                                            ------------------
telephone number is (800) SEC-0330.

                             ADDITIONAL INFORMATION

     We file annual, quarterly and other reports, and other information with the SEC. You may read and copy the materials we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at (800) SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings are also available to the public from the SEC's World Wide Web site on the Internet at http://www.sec.gov. This site
                                             ------------------
contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Our commission file number is 033-19598-D.

     We maintain a site at www.vytacorp.com.  The information contained in our
                           ----------------
website is not part of this prospectus and you should not rely on it in deciding whether to invest in our common stock.

=========================================================  ==============================
      THE ONLY SOURCES OF INFORMATION GIVEN TO YOU BY      700,000 SHARES OF COMMON STOCK
  US ABOUT YOUR INVESTMENT DECISION ARE THIS PROSPECTUS
  AND ANY DOCUMENTS REFERRED TO IN THIS PROSPECTUS.  WE
  DID NOT AUTHORIZE ANYONE TO GIVE YOU ANY OTHER
  INFORMATION ABOUT YOUR INVESTMENT DECISION.

      THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES
  AND IS NOT MEANT TO INDUCE THE SALE OF SECURITIES IF IT             VYTA CORP
  WOULD VIOLATE STATE LAW.  IF THE PERSONS WHO ARE TRYING
  TO OFFER THE SECURITIES FOR SALE, OR THE PERSONS WHO               COMMON STOCK
  RECEIVE THOSE OFFERS FOR SALE ARE PROHIBITED FROM DOING
  SO UNDER STATE LAW, THIS PROSPECTUS IS NOT MEANT TO
  INDUCE SALE OF THE SECURITIES DESCRIBED IN THIS                --------------------
  PROSPECTUS.
                                                                      PROSPECTUS

                                                                 --------------------


                                                                   AUGUST 23, 2006

=========================================================  ==============================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  CERTAIN  DOCUMENTS  BY  REFERENCE

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, accordingly, files periodic reports and other information with the SEC. Reports, proxy statements and other information concerning the Company filed with the SEC may be inspected and copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The address for the SEC's Web site is "http://www.sec.gov".
 ------------------

     The following documents filed with the SEC by the Company are incorporated in this Registration Statement by reference:

          (a) the Company's prospectus dated July 18, 2006 filed with the SEC pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended, relating to Post-Effective Amendment No. 2 to our Company's Registration Statement on Form SB-2, filed with the SEC on June 30, 2006 (Registration No. 333-113071);

          (b) the Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2005, December 31, 2005 and March 31, 2006, filed with the SEC on November 21, 2005, February 21, 2006, and May 22, 2006, respectively (File No. 33-19598-D); and

          (c) the Company's Current Reports on Form 8-K, filed with the SEC on October 7, 2005, January 19, 2006, and January 31, 2006 (File No. 33-19598-D).

     All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Notwithstanding the foregoing, the Company is not incorporating any document or information deemed to have been furnished and not filed in accordance with the SEC rules.

ITEM  4.  DESCRIPTIONS  OF  SECURITIES

     We are registering up to 700,000 shares of our Common Stock that have been or may be issued to two consultants pursuant to the Consulting Agreements. A description of the Company's Common Stock is contained in the Company's Reoffer Prospectus that is included in this Form S-8.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

          Not Applicable.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Article VII of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents to the maximum extent and in accordance with the provisions of the Nevada General Corporation Law ("NGCL"), as in effect from time to time. Sections
78.7502 and 78.751 of the NGCL provide generally and in pertinent part that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action or any administrative or investigative proceeding, except actions by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection therewith, provided that they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Section 78.751 permits a Nevada corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and Section 78.752 permits a Nevada corporation to purchase indemnity insurance or make other financial arrangements on behalf of its directors and officers.

     Article VIII of the Company's Amended and Restated Articles of Incorporation provides that directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from (a) any breach of the director's loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any transaction from which the director receives an improper personal benefit, or
(d) any other act expressly proscribed or for which directors are otherwise liable under the NGCL.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED

     The restricted securities issued to consultants that are to be reoffered and resold pursuant to this registration statement were initially issued in transactions exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder. They were provided access to all material information which they requested, and all information necessary to verify such information and was afforded access to management of the Company in connection with negotiating their compensation under the Consulting Agreements. All holders of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued or are to be issued contain restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration under the Securities Act of 1933 in any further resale or disposition.

ITEM  8.  EXHIBITS

        The exhibits scheduled to be filed as part of this Registration Statement are as follows:

 4.1    Consulting Agreement, effective as of June 1, 2006, between the Company and Edwin Buckham*

 4.2    Consulting Agreement, effective as of June 1, 2006, between the Company and Terry Allen*

 5.1    Opinion of Kutak Rock LLP as to the legality of the Common Stock being registered*

15.1    Acknowledgement of Independent Registered Public Accounting Firm, GHP Horwath, P.C.*

23.1    Consent of Kutak Rock LLP (appears in their opinion filed as Exhibit 5.1)*

23.2    Consent of GHP Horwath, P.C.*

24.1    Power of Attorney (included on the signature page to this Registration Statement)*


________________________________
*  Filed  herewith.

ITEM  9.  UNDERTAKINGS

     1.   The Company hereby undertakes:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) to reflect in the prospectus any facts of events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;

          (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 23rd day of August, 2006.

                                        VYTA  CORP


                                        By  /s/  Paul  H.  Metzinger
                                            ------------------------------------
                                            Paul  H.  Metzinger
                                            President, Chief Executive Officer
                                            and Director


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, whose signatures appear below, hereby constitute and appoint Paul H. Metzinger and Kristi J. Kampmann, or either of them, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 is signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                TITLE                                 DATE
/s/ Paul H. Metzinger     President, Chief Executive Officer    August 23, 2006
----------------------    (Principal Executive Officer) and
Paul H. Metzinger         Director

/s/ Kristi J. Kampmann    Chief Financial Officer (Principal    August 23, 2006
----------------------    Accounting Officer) and Secretary
Kristi J. Kampmann

/s/ Herbert J. Neuhaus    Director                              August 23, 2006
----------------------
Herbert J. Neuhaus

/s/ Robert Shaw           Director                              August 23, 2006
----------------------
Robert Shaw

/s/ John Hoback           Director                              August 23, 2006
----------------------
John Hoback

Exhibit  Description
-------  -----------
4.1      Consulting Agreement, effective as of June 1, 2006, between the Company and Edwin Buckham*

4.2      Consulting Agreement, effective as of June 1, 2006, between the Company and Terry Allen*

5.1      Opinion of Kutak Rock LLP as to the legality of the Common Stock being registered*

15.1     Acknowledgement of Independent Registered Public Accounting Firm, GHP Horwath, P.C.*

23.1     Consent of Kutak Rock LLP (included in Exhibit 5.1)*

23.2     Consent of GHP Horwath, P.C.*

24.1     Power of Attorney (included on the signature page to this Registration Statement)*


--------------------------------
* Filed herewith.